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                                                                      Exhibit J


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 7, 2006, accompanying the financial statements and financial highlights included in the Annual Report of the Ironwood Isabelle Small Company Stock Fund (formerly known as the ICM/Isabelle Small Cap Value Fund), a series of the Ironwood Series Trust (formerly known as the ICM Series Trust), on Form N-CSR for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement on Form N-1A. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the captions "Experts" and "Independent Registered Public Accounting Firm."


/s/ GRANT THORNTON LLP
Boston, Massachusetts
April 28, 2006